Exhibit 99.1

Keryx Biopharmaceuticals Announces $125 Million Private Placement of

Convertible Senior Notes with The Baupost Group, L.L.C.

•	Keryx implements plan to significantly reduce its annual cash operating expenses, beginning in 2016

•	Increased cash position expected to take Auryxia™ (ferric citrate) franchise to cash flow positive

BOSTON, MA, October 15, 2015 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative therapies to market for people with renal disease, today announced that it has entered into an agreement to raise $125 million through the private placement of Convertible Senior Notes (the “Notes”), due 2020, with funds managed by The Baupost Group, L.L.C. With the additional capital, Keryx has a pro-forma cash position of approximately $225 million as of September 30, 2015. In conjunction with the financing, Keryx will increase the number of directors on its Board to eight, as Baupost will have the right to appoint a director to Keryx’s Board by the end of 2015. Baupost will also appoint an observer to Keryx’s board.

The company also announced the implementation of a cost reduction plan to re-align its operating expense structure. The plan is expected to significantly decrease the company’s cash operating expenses, excluding cost of goods sold, in 2016 to between $87 million and $92 million. Keryx plans to provide further 2016 financial guidance in early 2016.

“We have a significant opportunity with Auryxia and, as we previously outlined, have adapted our strategy to improve the launch of Auryxia in the U.S., including the planned increase of our field-based sales force by approximately 50 percent,” said Greg Madison, chief executive officer of Keryx. “We continue to be focused on critical activities to drive increased revenue from Auryxia and to advance our label expansion efforts, with data expected early in the second quarter of 2016 from our phase 3 trial in pre-dialysis patients with iron deficiency anemia.”

“We recently completed a comprehensive review of our financial and business objectives and determined that we should strengthen our balance sheet and implement a plan to reduce our operating expenses,” said Scott Holmes, chief financial officer of Keryx. “We are pleased to enter this financing agreement that, we believe, provides all of the capital required to support our efforts to position Auryxia as a market leader. This transaction is a validation of the potential of Auryxia and reflects continuing support by Baupost. Taken together with our plan to re-align our expense structure, we are now well positioned to achieve our commercial and development objectives for Auryxia.”

Keryx expects to use proceeds from the financing for working capital and other general corporate purposes, including efforts to expand the utilization of Auryxia™ in the U.S. in the current indication and support label expansion opportunities.

The zero-coupon notes will mature in October 2020 unless converted in accordance with their terms prior to such date. Keryx does not have the right to redeem the notes prior to maturity. The conversion price of the notes shall be equal to the closing price of Keryx’s common stock on the day prior to closing, October 14, 2015, or $3.74 per share, subject to certain adjustments under the terms of the notes. Keryx has agreed to file future registration statements for the resale of the notes and the shares of Common Stock issuable upon conversion of the notes.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any of these notes or the shares of Keryx’s common stock issuable upon conversion of the notes, if any, in any state or jurisdiction in which the offer, solicitation, or sale of the notes would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

Cautionary Statement

Some of the statements included in this press release, particularly those regarding the commercialization and subsequent clinical development of Auryxia and our expected cash operating expenses, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether Auryxia will be successfully launched and marketed in the U.S.; whether we can successfully obtain additional reimbursement coverage for Auryxia; whether we can adjust our operating expenses to projected levels while maintaining our current clinical and commercial activities; whether we will able to identify and negotiate acceptable terms with a commercialization partner in the EU; whether we or a partner can successfully launch Fexeric in the EU; whether Riona® will be successfully marketed in Japan by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd; the risk that we may not be successful in the development of Auryxia for the treatment of iron deficiency anemia in non-dialysis dependent chronic kidney disease patients; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, with offices in New York and Boston, is focused on bringing innovative therapies to market for patients with renal disease. In December 2014, the company launched its first FDA-approved product, Auryxia™ (ferric citrate) for the control of elevated serum phosphorus levels, or hyperphosphatemia, in patients with chronic kidney disease (CKD) on dialysis, in the United States. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. In September 2015, the European Commission granted European market authorization for Fexeric® (ferric citrate coordination complex) for the control of hyperphosphatemia in adults with non-dialysis and dialysis-dependent chronic kidney disease. For more information about Keryx, please visit www.keryx.com

KERYX BIOPHARMACEUTICALS CONTACT:

Lora Pike

Senior Director, Investor Relations

T: 617.466.3511

lora.pike@keryx.com